EX-99.B-77D

SUB-ITEM 77D(a): The type of securities (e.g. bonds, preferred stocks, common stocks) in which it may invest, indicating the proportion of the assets which may be invested in each type of security.

Waddell & Reed Advisors Funds

Supplement dated May 8, 2012 to the

Waddell & Reed Advisors Fixed Income and Money Market Funds Prospectus

dated January 31, 2012

The following is added as a bullet point to the “Principal Investment Risks” section on page 28 for Waddell & Reed Advisors Cash Management:

■          Money Market Fund Regulatory Risk. As a money market fund, the Fund is subject to the specific rules governing money market funds as well as otherwise subject to regulation by the SEC. The SEC continues to evaluate the rules governing money market funds. It is possible that changes to the rules governing money market funds could significantly affect the money market fund industry generally and, therefore, the operation or performance of the Fund.

The following is added after the first sentence in the last paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 30 for Waddell & Reed Advisors Global Bond Fund:

The Fund may invest in private placements and other restricted securities.

The following is added as a bullet point to the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Non-Principal Risks” section on page 31 for Waddell & Reed Advisors Global Bond Fund:

■ Private Placements and Other Restricted Securities Risk

The following is added to the end of the third paragraph of the “Additional Information about Principal Investment Strategies, Other Investments and Risks” section on page 32 for Waddell & Reed Advisors High Income Fund:

The Fund may invest in private placements and other restricted securities.

The following is added as a bullet point to the “Additional Information about Principal Investment Strategies, Other Investments and Risks – Non-Principal Risks” section on page 32 for Waddell & Reed Advisors High Income Fund:

■ Private Placements and Other Restricted Securities Risk

The following is added as a bullet point to the “Additional Information about Principal Investment Strategies, Other Investments and Risks - Principal Risks” section on page 35 for Waddell & Reed Advisors Cash Management:

■ Money Market Fund Regulatory Risk

The following is added to the “Additional Information about Principal Investment Strategies, Other Investments and Risks - Defining Risks” section of the Waddell & Reed Advisors Fixed Income and Money Market Funds prospectus:

Money Market Fund Regulatory Risk — As a money market fund, Waddell & Reed Advisors Cash Management is subject to the specific rules governing money market funds as well as otherwise subject to regulation by the SEC. The SEC continues to evaluate the rules governing money market funds. It is possible that changes to the rules governing money market funds could significantly affect the money market fund industry generally and, therefore, the operation or performance of the Fund.

Private Placements and Other Restricted Securities Risk — Restricted securities, which include private placements, are securities that are subject to legal or contractual restrictions on resale, and there can be no assurance of a ready market for resale. A Fund could find it difficult to sell privately placed securities and other restricted securities when WRIMCO believes it is desirable to do so, especially under adverse market or economic conditions or in the event of adverse changes in the financial condition of the issuer, and the prices realized could be less than those originally paid or less than the fair market value. At times, it may also be more difficult to determine the fair value of such securities for purposes of computing the net asset value of a Fund.

Waddell & Reed Advisors Funds

Supplement dated May 8, 2012 to the

Waddell & Reed Advisors Funds Statement of Additional Information

dated January 31, 2012

The following is added after the fourth paragraph in the “The Funds, Their Investments, Related Risks and Restrictions” section on page 35 for the Waddell & Reed Advisors Funds Statement of Additional Information:

Payment-In-Kind Securities

Subject to its investment policies and restrictions, a Fund may invest in payment-in-kind (PIK) securities. PIK securities are securities that contain provisions that allow an issuer, at its discretion, to make current interest payments either in cash or in the form of additional securities. These instruments may be valued at a deep discount from the face amount. Interest received in the form of additional securities is recorded as interest income. Federal tax law requires the holder of PIK securities to accrue that interest income with respect to these securities regardless of the receipt of cash payments. Accordingly, to avoid liability for Federal income tax, a Fund may be required to distribute cash attributable to income accrued with respect to these securities and may have to dispose of portfolio securities under disadvantageous circumstances in order to generate cash to satisfy these distribution requirements.

It is possible that by effectively increasing the principal balance payable to a Fund or deferring cash payment of such interest until maturity, the use of PIK features will increase the risk that such amounts will become uncollectible when due and payable. Prices of PIK securities may be more sensitive to changes in the issuer’s financial condition, fluctuations in interest rates and market demand/supply imbalances than cash-paying securities with similar credit ratings, and thus may be more speculative than are securities that pay interest periodically in cash. Investments in PIK securities may be illiquid or restricted, making it difficult for a Fund to dispose of them or to determine their current value.

The following is added to the end of the “The Funds, Their Investments, Related Risks and Restrictions - Restricted Securities” section on page 36 for the Waddell & Reed Advisors Funds Statement of Additional Information:

Restricted securities that have not been registered are generally referred to as private placements and are purchased directly from the issuer or in the secondary market and are usually not listed on an exchange nor traded in other established markets. Such securities are restricted as to disposition and generally are sold to institutional investors. Certain of the Fund’s investments in private placements may consist of direct investments and may include investments in smaller, less-seasoned issuers, which may involve greater risks than investments in the securities of more established companies. These issuers may have limited product lines, markets or financial resources, or they may be dependent on a limited management group.

As a result of the absence of a public trading market, privately placed securities and other restricted securities may be less liquid and more difficult to value than publicly-traded securities. As relatively few purchasers of these securities may exist, especially in the event of adverse market or economic conditions or adverse changes in the issuer’s financial condition, a Fund could have difficulty selling them when WRIMCO believes it is advisable to do so. To the extent that restricted securities may be resold in privately negotiated transactions, the prices realized from the sales, due to illiquidity, could be less than those originally paid by a Fund or less than the fair market value.

In addition, issuers whose securities are not publicly traded may not be subject to the disclosure and other investor protection requirements that may be applicable if the securities were publicly traded. As a result, a Fund may be less able to predict a loss. In making investments in such securities, a Fund may obtain access to material non-public information, which may restrict a Fund’s ability to conduct portfolio transactions in such securities. A Fund may also take a minority interest in a privately offered security, which may limit a Fund’s ability to protect shareholders interests in connection with corporate actions by the privately held company.